Mail Stop 3561
								February 22, 2006
Mr. Charles Thibault
Chief Financial Officer
Lazy Days R.V. Center, Inc.
6130 Lazy Days Boulevard
Seffner, FL  33584-2968


      Re:	Lazy Days R.V. Center, Inc.
		Form 10-K for the Fiscal Year Ended December 31, 2004
		File No. 333-118185


Dear Mr. Thibault:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								William Choi
      Branch Chief

Mr. Charles L. Thibault
Lazy Days R.V. Center, Inc.
December 9, 2005
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